Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement (No. 333-186210) on Form S-4 of Hemisphere Media Group, Inc. of our report dated March 14, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Hemisphere Media Group, Inc. for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ RSM US LLP
West Palm Beach, Florida
March 14, 2016